Exhibit 99.1


Hovnanian Enterprises, Inc. (ticker: HOV, exchange: New York Stock Exchange) News Release - 8/5/2002

Hovnanian Enterprises, Inc. Announces July 2002 New Home Orders; Expects to Exceed Consensus Earnings Estimates for Fiscal 2002

RED BANK, N.J., Aug 5, 2002 /PRNewswire-FirstCall via COMPTEX/ -- Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, announced today preliminary new home orders for the month of July 2002.

                       % Change      July 2002     % Change
                        Net New        From         Net New         From
         July 2002    Home Orders    July 2001    Home Orders    July 2001
         ---------    -----------    ---------    -----------    ---------
                                                ($ in millions)

Northeast Region.......   202          39.3%        $ 59.4          62.4%
North Carolina.........   110           1.9%          19.7          -0.4%
Metro DC...............   110          64.2%          35.1          86.7%
California.............   404         521.5%         104.1         385.3%
Texas..................    86          -9.5%          16.1         -23.2%
Other..................    21         -27.6%           3.3           1.8%
    Total: ............   933          83.3%        $237.7          96.9%


The number of active selling communities Company-wide on July 31, 2002 increased 8.7 percent to 199 communities from 183 communities at the end of July 2001. The California market continued to show particular strength in July. The number of active selling communities in California, including the effect of the Forecast Homes acquisition, increased 273 percent year over year and California new orders in July 2002 increased 522 percent from July 2001.

Hovnanian also announced today that it expects earnings per share for its 2002 fiscal year, which ends October 31, 2002, to significantly exceed the high end of the range of analyst estimates for the year. This exceptional performance is a result of the Company's continuing ability to exceed its sales forecast over the past few months and to continue increasing prices in selected markets. Analysts who cover the Company's stock have published earnings estimates ranging from $3.10 to $3.35 per share for Hovnanian's fiscal 2002. The Company reported earnings of $2.29 per share in fiscal 2001. The current consensus of estimates for fiscal 2002 earnings of $3.23 per share already represents a 41% increase over last year's result. The Company anticipates that it will release earnings for the third quarter in early September.

At quarter end July 31, 2002, the Company had virtually all of its forecasted deliveries for fiscal 2002 either in sales backlog or already closed. The Company's recent new home orders are beginning to build a backlog for delivery in fiscal 2003, particularly in the Company's Northeast and Washington D.C. markets.

Hovnanian Enterprises, Inc. founded in 1959, is headquartered in Red Bank, New Jersey. The Company is one of the nation's largest homebuilders with operations in California, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Texas and Virginia. The Company's homes are marketed and sold under the trade names K. Hovnanian, Washington Homes, Goodman Homes, Matzel &

Mumford, Diamond Homes, Westminster Homes, Fortis Homes and Forecast Homes. As the developer of K. Hovnanian's Four Seasons communities, the Company is also one of the nation's largest builders of active adult homes.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions,
(4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) increases in raw materials and labor costs, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (ll) terrorist acts and other acts of war and
(12) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2001. SOURCE Hovnanian Enterprises, Inc.

CONTACT:
Kevin Hake, Vice President, Finance & Treasurer, +1-732-747-7800, Brian Cheripka, Assistant Director of Investor Relations, +1-732-747-7800, both of Hovnanian Enterprises, Inc.


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